Exhibit 4.2

FEDERAL HOME LOAN BANK OF ATLANTA

ADDENDUM TO “AGREEMENT FOR ADVANCES AND SECURITY

AGREEMENT WITH BLANKET FLOATING LIEN”

MEMBER and BANK, as those terms are defined in the Agreement for Advances and Security Agreement with Blanket Floating Lien (“Agreement”) dated as of April 26, 1996, between the Member and the Bank desire to modify the Agreement to supplement the means by which the Member may provide security to the Bank. Accordingly the Member and the Bank have executed this Addendum as of July 2, 1996 and agree that it shall be a part of and modify the Agreement, as Addendum No. 1 thereto, as follows:

A.	Section 1.01 is amended to add the following terms as paragraphs (N) through (Q):

(N)	“Government and Agency Securities Collateral” means mortgage-backed securities (including participation certificates) issued by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association obligations guaranteed by the Government National Mortgage Association, and obligations issued or guaranteed by the United States or an agency thereof.

(O)	“Other Mortgage Collateral” means Other Mortgage Documents (including participation or other fractional interests therein but not securitized loans) and all ancillary security agreements, policies and certificates of insurance or guarantees, evidences of recordation, applications, underwriting materials, surveys, appraisals, approvals, permits, notices, opinions of counsel and loan servicing data and all other electronically stored and written records or materials relating to the loans evidenced or secured by the Other Mortgage Documents.

(P)	“Other Mortgage Documents” means mortgages secured by a junior lien on one-to-four unit single family dwellings or by a first lien on property improved by one or more multifamily or commercial buildings and all mortgage notes evidencing fully disbursed loans secured by such mortgages and any endorsements or assignments thereof to the Member.

(Q)	“Other Securities Collateral” means securities (other than Government and Agency Securities Collateral) representing unsubordinated interests in, or collateralized by first lien security interests in, both the interest and principal payments on first lien residential mortgages.

Section 1.01 (D) is amended to substitute the following as its text:

(D)	“Collateral” means all property, including the proceeds thereof, heretofore assigned, transferred, or pledged to the Bank by the Member as collateral for Advances or other extensions of credit prior to the date hereof, all Capital Stock and First Mortgage Collateral, Government and Agency Securities Collateral, Other Mortgage Collateral, and Other Securities Collateral, including the proceeds thereof, which is now or hereafter pledged to the Bank pursuant to Section 3.01 hereof.

Section 1.01 (L) is amended to substitute the following as its text:

(L)	“Qualifying Collateral” means Collateral other than Capital Stock which: (i) is eligible as collateral that can be used to support the origination of Advances under the terms and conditions of the Act and the Regulations, and satisfies such other requirements as may be established by the Bank; (ii) is owned by the Member free and clear of any liens, encumbrances or other interests other than the assignment to the Bank hereunder; (iii) has not been in default within the most recent 12-month period, excepting only in the case of First Mortgage Collateral and Other Mortgage Collateral payments which are not past due except as permitted by the Bank’s Credit Policy; (iv) in the case of First Mortgage Collateral and Other Mortgage Collateral, relates to improved real property that is covered by fire and hazard insurance in an amount at least sufficient to discharge the mortgage loan in full in case of loss and as to which all real estate taxes and any other charges which are or may become a lien superior to the lien of the mortgage are current; (v) has not been classified as substandard, doubtful, or loss by the Member’s regulatory authority or its management; (vi) in the case of First Mortgage Collateral and Other Mortgage Collateral does not secure an indebtedness on which any director, officer, employee, attorney or agent of the Member or any Federal Home Loan Bank is personally liable unless the acceptance of such Collateral by the Bank has been specifically approved by formal resolution of the Board; and (vii) in the case of Government and Agency Securities Collateral, Other Mortgage Collateral, and Other Securities Collateral has been offered by the Member to the Bank and specifically accepted by the Bank as Qualifying Collateral.

B.	Section 3.01 is amended to add the following text at the end of the Section: In addition, as security for all Indebtedness the Member hereby assigns, transfers, and pledges to the Bank, and grants to the Bank a security interest in: all of the Government and Agency Securities Collateral, Other Mortgage Collateral, and Other Securities Collateral now or hereafter owned by the Member, and all proceeds thereof, which is specified pursuant to Section 3.05 or delivered pursuant to Section 3.06.

C.	A new paragraph (A) is added to Section 3.02 as follows:

(A)	The Bank may require the Member to provide representations, warranties, and undertakings, in addition to those contained herein, with respect to the pledge hereunder of Collateral which is not First Mortgage Collateral.

The original text of Section 3.02 is designated as paragraph (B) and is amended in clause (i) of the first sentence so that clause (i) reads:

. . . (i) at any time the Member shall not have assigned, transferred, or pledged to the Bank under this Agreement Qualifying Collateral which has a Lendable Collateral Value at least equal to the Collateral Maintenance Level or (ii) . . .

D.	Section 3.03 (D) is amended to read:

The lien of the First Mortgage and the Other Mortgage Collateral on the real property securing the same is a first, prior and perfected lien under applicable law, other than the lien of those residential mortgages included in Other Mortgage Collateral which are specifically offered to and accepted by the Bank as mortgages secured by junior liens.

Sections 3.03 (F) and (G) are amended to insert the words “or Other Mortgage Collateral” after the words “First Mortgage Collateral” in those paragraphs.

E.	Section 3.04 (A) is amended to insert the following after the first sentence of the paragraph:

(A)	The Member shall normally discharge this obligation by maintaining First Mortgage Collateral. The Member may discharge this obligation with Qualifying Collateral that is not First Mortgage Collateral to the extent that such Collateral is first offered to and specifically accepted by the Bank. At any time the Member does not own and maintain, in accordance with this Agreement, First Mortgage Collateral that is Qualifying Collateral with a Lendable Collateral Value that is at least equal to the then required Collateral Maintenance Level (or the Collateral Maintenance Level to be required if any pending member advance application is approved), the Member shall deliver to the Bank a status report and accompanying schedules, all in the form(s) prescribed by the Bank, specifying and describing Government and Agencies Security Collateral and/or Other Mortgage Collateral and/or Other Securities Collateral in an amount which, together with the First Mortgage Collateral that is Qualifying Collateral, is sufficient to satisfy the requirements of this Section.

Section 3.04 (B) is amended to insert the words “and Other Mortgage Collateral” after the words “First Mortgage Collateral” in that paragraph.

F.	Section 3.05 (A) is amended to delete the words “First Mortgage” ahead of the word “collateral” in that paragraph.

Section 3.05 (B) is amended to insert the words “and Other Mortgage Documents” and “and Other Mortgage Collateral” after the words “First Mortgage Documents” and “First Mortgage Collateral,” respectively, in that paragraph.

G.	The first sentence of Section 3.06 (A) of this Agreement is amended by substituting the words “Qualifying Collateral” for the words “First Mortgage Collateral.”

Section 3.06 (A) is amended to insert the words “and Other Mortgage Collateral” after the words “First Mortgage Collateral” and by inserting the words ‘and Other Mortgage Documents” after the words “First Mortgage Documents” in the sentences of that paragraph which follow the first sentence.

Section 3.06 (C) is amended to read:

(C)	With respect to any uncertificated securities pledged to the Bank as Collateral hereunder, the delivery requirements contained in this Agreement shall be satisfied by the transfer of a security interest in such securities to the Bank, such transfer to be affected in such manner and to be evidenced by such documents as shall be reasonably specified by the Bank.

Original paragraph (C) of Section 3.06 is designated paragraph (D).

H.	Section 3.12 is amended to insert the words “and Other Mortgage Collateral” after the words “First Mortgage Collateral.”

I.	The first sentence of Section 5.10 of the Agreement is amended to read:

This Agreement, together with any Addenda thereto executed by the Bank and the Member, embody the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior agreements between such parties which relate to such subject matter.

IN WITNESS WHEREOF, Member and Bank have caused this Addendum to be signed in their name by their duly authorized officers.

AmSouth Bank of Alabama

(Full Corporate Name of Member)

By:	/s/ John D. Kottmeyer	John D. Kottmeyer

	(Authorized Signature)	(Typed Name and Title of Signer)

By:	/s/ Joel Steven Alexander	Joel Steven Alexander

	(Authorized Signature)	(Typed Name and Title of Signer)

(MEMBER’S CORPORATE SEAL)

FEDERAL HOME LOAN BANK OF ATLANTA

By:	/s/ Carol Jackson	Senior Vice President and Chief Credit Officer

	(Authorized Officer)	(Title)

By:	/s/ William C. Buss	VICE PRESIDENT AND DIRECTOR OF COLLATERAL SERVICES

	(Authorized Officer)	(Title)

FEDERAL HOME LOAN BANK OF ATLANTA

MEMBER ACKNOWLEDGEMENT

AND NOTARIZATION

STATE OF ALABAMA

COUNTY OF JEFFERSON

On this 2nd day of July, 1996, before me personally came John D. Kottmeyer and Joel Steven Alexander, to me known, who, being by me duly sworn, did depose and state that they are the Executive VP and Vice President of said Member; the Member described in and which executed the above instrument; that they know the seal of said Member; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors or other governing body of said Member; and that they signed their names thereto by order of the Board of Directors or other governing body of said Member and that said John D. Kottmeyer and Joel Steven Alexander acknowledged the execution of said instrument to be the voluntary act and deed of said Member.

/s/ Michelle A. Bridges

Notary Public Signature	SEAL

Notary Public in and for the State of Alabama

My Commission expires: MY COMMISSION EXPIRES AUGUST 4, 1997